AMENDED AND RESTATED SCHEDULE A

TO THE

MANNING & NAPIER FUND, INC.

INVESTMENT ADVISORY AGREEMENT

March 1, 2019

FEE SCHEDULE

The Fund agrees to pay the Advisor as full compensation for all services rendered by the Advisor hereunder, an annual management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rates listed below:

SERIES	PERCENTAGE

High Yield Bond Series	0.40%
International Series	0.60%
Pro-Blend Moderate Term Series	0.60%
Pro-Blend Extended Term Series	0.60%
Pro-Blend Maximum Term Series	0.60%
Pro-Blend Conservative Term Series	0.40%
New York Tax Exempt Series	0.50%
Diversified Tax Exempt Series	0.50%
Equity Series	0.75%
Overseas Series	0.60%
Core Bond Series	0.25%
Unconstrained Bond Series	0.30%
Target Income Series	0.00%
Target 2015 Series	0.00%
Target 2020 Series	0.00%
Target 2025 Series	0.00%
Target 2030 Series	0.00%
Target 2035 Series	0.00%
Target 2040 Series	0.00%
Target 2045 Series	0.00%
Target 2050 Series	0.00%
Target 2055 Series	0.00%
Target 2060 Series	0.00%
Disciplined Value Series	0.30%
Real Estate Series	0.60%
Income Series	0.00%
International Disciplined Value Series	0.45%
Equity Income Series	0.45%
Blended Asset Conservative Series	0.40%
Blended Asset Moderate Series	0.45%
Blended Asset Extended Series	0.50%
Blended Asset Maximum Series	0.50%